Exhibit 10.20
SIXTH AMENDMENT TO THE CREDIT AGREEMENT
SIXTH AMENDMENT TO LOAN AND SECURITY AGREEMENT
          THIS SIXTH AMENDMENT (this “Amendment”) is made as of the 15th day of March, 2006 to the Loan and Security Agreement dated as of June 30, 2003 (as amended or otherwise modified from time to time, the “Loan Agreement”; unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to them in the Loan Agreement) by and among Wells-Gardner Electronics Corporation, an Illinois corporation (“WGE”), American Gaming & Electronics, Inc., a Nevada corporation (“AGE”) and LaSalle Bank National Association, a national banking association (“Lender”).
          WHEREAS, Borrowers have requested that Lender amend the Loan Agreement in certain respects;
          WHEREAS, Lender has agreed to amend the Loan Agreement on the terms, and subject to the conditions set forth below;
          NOW, THEREFORE, in consideration of the foregoing, and the mutual covenants herein contained, and such other consideration as the parties mutually agree, the parties hereto agree as follows:
          1. Amendments. Subject to the satisfaction of the terms and conditions contained herein, Borrowers and Lender agree to amend the Loan Agreement as follows:
          (a) Section 1 of the Loan Agreement is hereby amended to add the following definitions in alphabetical order:
“Finished Goods Inventory with No Sales Forecast” shall mean the Inventory as set forth on a spreadsheet delivered to, and approved by, Lender prior to the Sixth Amendment Effective Date.
“Sixth Amendment Effective Date” shall mean March 15, 2006.
          (b) The definition of “EBITDA” set forth in Section 1 of the Loan Agreement is hereby amended and restated in its entirety, as follows:
“EBITDA” shall mean, with respect to any period, Borrowers’ and their Subsidiaries’ net income after taxes for such period (excluding any after-tax gains or losses on the sale of assets (other than the sale of Inventory in the ordinary course of business) and excluding other after-tax extraordinary gains or losses) plus interest expense, income tax expense, depreciation and amortization for such period, plus or minus any other non-cash charges or gains which have been subtracted or added in calculating net income after taxes for such period, plus to the extent arising during the period of calculation, a charge not to exceed $50,000 for the amendment fee paid on the Fifth Amendment Effective Date, plus to the extent arising in such period of calculation, a charge equal to legal fees paid in connection with the execution of the Fifth Amendment, plus to the extent arising in such period of calculation, a charge equal to fees incurred in connection with any audit in excess of one audit undertaken during the period from July 1, 2005 through the day immediately preceding the Sixth Amendment Effective Date under Section 12(d), plus to the extent arising in such period of calculation, a charge equal to investment banking and consulting fees incurred prior to December 31, 2006, plus a charge equal to the aggregate amount of losses resulting from the sale of Finished Goods Inventory with No Sales Forecast during such period of calculation, plus to the extent arising during the period of calculation, a charge not to exceed $25,000 for the amendment fee paid on the Sixth Amendment Effective Date, all on a consolidated basis.
          (c) The last sentence of Subsection 12(d) of the Loan Agreement is hereby amended and restated in its entirety, as follows:
Borrowers shall pay to Lender all customary fees and all costs and out-of-pocket expenses incurred by Lender in the exercise of its rights hereunder, and all of such fees, costs and expenses shall constitute Liabilities hereunder, shall be payable on demand and, until paid, shall bear interest at the highest rate then applicable to Loans hereunder; provided, that if no Event of Default has occurred or is continuing, Borrowers shall not be obligated to Lender in respect to such fees, costs and expenses for more than one (1) audit or inspection in any calendar quarter.
          (d) Subsection 14(a) of the Loan Agreement is hereby amended and restated in its entirety as follows:
          (a) Tangible Net Worth.
     Borrowers’ Tangible Net Worth shall not at any time be less than the Minimum Tangible Net Worth; “Minimum Tangible Net Worth” being defined for purposes of this subsection as Eight Million Five Hundred Thousand and No/100 Dollars ($8,500,000) as of March 31, 2006, and as of the last day of each calendar month thereafter; and “Tangible Net Worth” being defined for purposes of this Agreement as Borrowers’ shareholders’ equity (including retained earnings) less the book value of all intangible assets as determined solely by Lender on a consistent basis plus the amount of any LIFO reserve plus the amount of any debt subordinated to Lender, plus to the extent added back to the calculation of EBITDA for such period, a charge equal to investment banking and consulting fees incurred prior to December 31, 2006, plus to the extent added back to the calculation of EBITDA for such period, a charge equal to the aggregate amount of losses resulting from the sale of Finished Goods Inventory with No Sales Forecast for such period, all as determined under generally accepted accounting principles applied on a basis consistent with the financial statement dated December 31, 2002 except as set forth herein;
          (e) Subsection 14.(b) of the Loan Agreement is hereby amended and restated in its entirety as follows:
          (b) Leverage.
          Borrowers shall not permit, as of the last day of each calendar quarter, the ratio of their consolidated total liabilities as of the date of calculation, to Tangible Net Worth as of the date of calculation to be greater than 3.0:1.0.
          (f) Subsection 14(c) of the Loan Agreement is hereby amended and restated in its entirety as follows:
          (c) Intentionally Omitted.
          (g) Subsection 14(e) of the Loan Agreement is hereby amended and restated in its entirety as follows:
          (e) EBITDA.
     Borrowers shall not permit EBITDA to be less than the amounts set forth below for each of the periods ending on the corresponding dates:

Date	Amount
6-month period ending on June 30, 2006	($290,000)
9-month period ending on September 30, 2006	($56,000)
12-month period ending on December 31, 2006	$534,000
12-month period ending on March 31, 2007	$820,000
12-month period ending on June 30, 2007	$780,000
          2. Representations and Warranties of Borrowers. Each Borrower represents and warrants that, as of the date hereof:
          (a) Each Borrower has the right and power and is duly authorized to enter into this Amendment and all other agreements executed in connection herewith;

          (b) The execution, delivery and performance by Borrowers of this Amendment and the other agreements to which each Borrower is a party (i) have been duly authorized by all necessary action on its part; (ii) do not and will not, by the lapse of time, giving of notice or otherwise, violate the provisions of the terms of its Certificate of Incorporation or By-Laws, or of any mortgage, indenture, security agreement, contract, undertaking or other agreement to which a Borrower is a party, or which purports to be binding on a Borrower or any of its properties; (iii) do not and will not, by lapse of time, the giving of notice or otherwise, contravene any governmental restriction to which a Borrower or any of its properties may be subject; and (iv) do not and will not, except as contemplated in the Loan Agreement, result in the imposition of any lien, charge, security interest or encumbrance upon any of a Borrower’s properties under any indenture, mortgage, deed of trust, loan or credit agreement or other agreement or instrument to which a Borrower is a party or which purports to be binding on a Borrower or any of its properties;
          (c) No consent, license, registration or approval of any governmental authority bureau or agency is required in connection with the execution, delivery, performance, validity or enforceability of this Amendment and the other agreements executed by Borrowers in connection herewith; and
          (d) This Amendment and the other agreements executed by each Borrower in connection herewith have been duly executed and delivered by Borrowers and are enforceable against Borrowers in accordance with their terms.
          (e) No Event of Default exists under the Loan Agreement.
          3. Conditions to Effectiveness of this Amendment. The effectiveness of the terms and provisions of this Amendment shall be subject to (i) the execution and delivery by Borrowers and Lender of this Amendment and (ii) payment by Borrowers of a $25,000 amendment fee to be automatically deducted by Lender.
          4. Availability Reserve. In order to induce Lender to enter this Amendment, each Borrower hereby acknowledges that as of the date hereof, Lender shall establish and maintain a permanent reserve against the Revolving Loan Limit in an amount equal to $300,000 and increasing by $50,000 on first Business Day of each week thereafter until the amount of such permanent reserve equals $500,000.
          5. Costs and Expenses. Each Borrower agrees to pay all reasonable legal fees and other expenses, whether for in-house or outside counsel, incurred by Lender in connection with this Amendment and the transactions contemplated hereby.
          6. Loan Agreement Remains in Force. Except as specifically waived and amended hereby, all of the terms and conditions of the Loan Agreement shall remain in full force and effect and this Amendment shall not be a waiver of any rights or remedies which Lender has provided for in the Loan Agreement and all such terms and conditions are herewith ratified, adopted, approved and accepted.

          7. Release.
          (a) In consideration of the agreements of Lender contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Borrower, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges Lender, and its successors and assigns, and their present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents, consultants and other representatives (Lender and all such other Persons being hereinafter referred to collectively as the “Releases” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever (individually, a “Claim” and collectively, “Claims”) of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which each Borrower or any of its successors, assigns, or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arose or was taken or omitted to be taken at any time on or prior to the day and date of this Amendment, including, without limitation, for or on account of, or in relation to, or in any way in connection with any of the Loan Agreement, or any of the Other Agreements or transactions thereunder or related thereto.
          (b) Each Borrower understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.
          (c) Each Borrower agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth above.
          8. No Novation. This Amendment and all other agreements executed by either Borrower on the date hereof are not intended to nor shall be construed to create a novation or accord and satisfaction, and shall only be a modification and extension of the existing Liabilities of either Borrower to Lender.
          9. Entire Agreement. This Amendment comprises the entire agreement relating to the subject matter it covers and supersedes any and all prior written or oral agreements between Lender and Borrowers relating thereto.
          10. Severability. Any provision of this Amendment that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.
          11. Amendment. No amendment hereto shall be valid unless contained in a writing duly executed by the party or parties to be bound by it.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their proper and duly authorized officers as of the day and year first set forth above.

WELLS-GARDNER ELECTRONICS CORPORATION, as a Borrower

By

Its

AMERICAN GAMING & ELECTRONICS, INC., as a Borrower

By

Its

LASALLE BANK NATIONAL ASSOCIATION, as Lender

By

Its